Exhibit 5.1                 Opinion re: legality

Joel Seidner, Esq.
880 Tully Road #50, Houston, Texas 77079
voice:  (281) 493-1311   fax:  (281) 667-3292   e-mail:  sidebar5@juno.com

January 23, 2008

Edward Alexander, CEO
Proton Laboratories, Inc.

Dear Mr. Alexander:

As counsel for Proton Laboratories, Inc., a State of Washington corporation (the "Company"), you have requested me to render this opinion in connection with the Registration Statement of the Company on Form SB-2 Amendment Number 1  ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to be filed with the Securities and Exchange Commission relating to the resale of 4,200,000 shares of common stock, par value $.001 per share (the Common Stock") consisting of 3,200,000 shares of outstanding common stock, and 1,000,000 shares of common stock underlying a convertible debenture (note) by a security holder of the  Company who is listed as the Selling Stockholder in the Registration Statement.

I am familiar with the Registration Statement and the registration contemplated thereby.  In giving this opinion, I have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as I have felt necessary or appropriate in order to render the opinions expressed herein. In making my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions I have not independently verified.

This opinion is based on the federal laws of the United States of America and Title 23B Revised Code of Washington (RCW)--Washington Business Corporation Act (including the statutory provisions, all applicable provisions of the Washington Constitution, and reported judicial decisions interpreting the foregoing).

  Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

2.	The 3,2000,000 shares of Common Stock already issued are legally issued and validly issued, fully paid and nonassessable.

3.
The 1,000,000 shares of Common Stock underlying the convertible debenture (note), when issued at such time as the convertible debenture (note) is converted according to its terms, will be legally issued and validly issued, fully paid and nonassessable.

I consent to the use in the Registration Statement of the reference to Joel Seidner, Esq. under the heading "INTEREST OF NAMED EXPERTS AND COUNSEL.”

Very truly yours,

Joel Seidner, Esq.
/s/ Joel Seidner, Esq.